Exhibit 99.1

Corporate Communications

CNH Industrial completes redemption of its 3.875% Notes due 2018

London, December 4, 2017

CNH Industrial N.V. (NYSE: CNHI / MI: CNHI) today announced that its wholly owned subsidiary, CNH Industrial Capital LLC, redeemed all of the outstanding $600,000,000 aggregate principal amount of its 3.875% Notes due 2018 (the “2018 Notes”) on December 1, 2017.  Cash used for the redemption was approximately $615,276,000, which included the aggregate principal amount of the notes being redeemed, plus accrued interest and the “make-whole” premium.

About CNH Industrial

CNH Industrial N.V. (NYSE: CNHI /MI: CNHI) is a global leader in the capital goods sector with established industrial experience, a wide range of products and a worldwide presence. Each of the individual brands belonging to the Company is a major international force in its specific industrial sector: Case IH, New Holland Agriculture and Steyr for tractors and agricultural machinery; Case and New Holland Construction for earth moving equipment; Iveco for commercial vehicles; Iveco Bus and Heuliez Bus for buses and coaches; Iveco Astra for quarry and construction vehicles; Magirus for firefighting vehicles; Iveco Defence Vehicles for defence and civil protection; and FPT Industrial for engines and transmissions. More information can be found on the corporate website: www.cnhindustrial.com

Contacts:

Corporate Communications

Email: mediarelations@cnhind.com

Investor Relations

Email: investor.relations@cnhind.com

CNH Industrial N.V.

25 St. James’s Street
London, SW1A 1HA

United Kingdom